Exhibit 99.2

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

March 16, 2022

NAAC Holdco, Inc.

13274 Fiji Way, Suite 600

Marina del Rey, CA 90292

NAAC Holdco, Inc. is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the TeleSign, Inc. following the consummation of the transactions described in the Registration Statement, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely, /s/ Dirk Lybaert
Dirk Lybaert